Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 10, 2008

among

CDI CORP.

and

CDI CORPORATION,

as Borrowers,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

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- ii -

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SCHEDULE 1.01	– Commitments
SCHEDULE 1.02	– Immaterial Subsidiaries
SCHEDULE 4.06(a)	– Litigation
SCHEDULE 4.06(b)	– Environmental Matters
SCHEDULE 7.01	– Existing Indebtedness
SCHEDULE 7.02	– Existing Liens
SCHEDULE 7.06	– Existing Investments
SCHEDULE 7.09	– Restrictive Agreements
SCHEDULE 10.01	– Addresses for Notices

EXHIBIT A	- Form of Assignment and Assumption
EXHIBIT B	- Form of Note
EXHIBIT C	- Form of Guarantee Assumption Agreement
EXHIBIT D	- Form of Opinion of Special New York Counsel to JPMorgan Chase Bank, N.A.

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 10, 2008, among CDI CORP., a Pennsylvania corporation, CDI CORPORATION, a Pennsylvania corporation, the GUARANTORS party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrowers and the Guarantors (each as defined below) are parties to the Credit Agreement dated as of February 27, 2007 (as heretofore modified and supplemented and in effect on the date hereof, the “Existing Credit Agreement”) with the lender party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The parties to the Existing Credit Agreement have agreed to amend the Existing Credit Agreement in certain respects and to restate the Existing Credit Agreement as so amended as provided in this Agreement, effective upon the satisfaction of the conditions precedent set forth in Section 5.01. Accordingly, the parties hereto agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” mean the acquisition by the Company or any other Loan Party of (a) all of the Capital Stock of any other Person, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined on the basis of the percentage of the total Credit Exposures represented by such Lender’s Credit Exposure.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, respectively, based upon the Consolidated Leverage Ratio as of the most recent determination date (or, at any time prior to the delivery of the Company’s consolidated financial statements for the fiscal year ending on or nearest to December 31, 2006, as of September 30, 2006):

Consolidated Leverage Ratio:	ABR Spread	Eurodollar Spread	Facility Fee Rate
Category 1 Greater than or equal to 2.00:1.00	0.25%	1.75%	0.40%

Category 2 Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.00%	1.55%	0.35%

Category 3 Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.00%	1.35%	0.30%

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Category 4 Less than 1.00:1.00	0.00%	1.15%	0.25%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company based upon the Company’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (and the related compliance certificate delivered pursuant to Section 6.01(c)) and (ii) each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements and compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) if the Company fails to deliver the consolidated financial statements (and related compliance certificate) required to be delivered by it pursuant to Section 6.01(a), (b) and/or (c), as the case may be, during the period from the expiration of the time for delivery thereof specified in such sections until such financial statements and compliance certificate are delivered. For avoidance of doubt, the Applicable Rate with respect to any Eurodollar Loan or ABR Loan or the facility fees payable hereunder, (i) for any day prior to the Restatement Effective Date, shall be determined in accordance with the definition of “Applicable Rate” under the Existing Credit Agreement as in effect immediately prior to the Restatement Effective Date and (ii) for any day from and after the Restatement Effective Date, shall be determined in accordance with this definition (after giving effect to this Agreement).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Original Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or the Subsidiary Borrower, as applicable.

Amended and Restated Credit Agreement

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Eurodollar Loans as to which the same Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding tenant improvements and leasehold allowances) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalent” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market or similar deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any member nation of the European Union which has a

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combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent in foreign currencies);

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) debt securities with average maturities of one year or less from the date of acquisition thereof issued or fully guaranteed by any State of the United States of America having a rating of at least A by S&P and A2 by Moody’s.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) (other than the Permitted Holders) of shares representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments is $45,000,000 as of the Restatement Effective Date.

“Commitment Termination Date” means November 9, 2009.

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“Company” means CDI Corp., a Pennsylvania corporation.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income and (c) to the extent not already deducted in calculating such Consolidated Net Income for such period, any cash payments made in respect of item (1) on Schedule 4.06(b), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Company or any Subsidiary shall have made any Disposition of property or series of related Dispositions of property constituting an operating unit that yields gross proceeds to the Company or any of its Subsidiaries in excess of $5,000,000, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such Reference Period.

“Consolidated Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently ended prior to such date, plus, without duplication and to the extent reflected as a charge in the statement of Consolidated Net Income for such period, Consolidated Lease Expenses for such period, minus cash Capital Expenditures for such period to (b) the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Lease Expenses for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries

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(including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus interest income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Lease Expenses” means, for any period, the aggregate amount of fixed and contingent rentals payable by the Company or any Subsidiary for such period with respect to operating leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any date, the ratio of (a) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries (which, for avoidance of doubt, shall not include any intercompany Indebtedness between any of such entities) on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth” means, at any date, the sum of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Company and its Subsidiaries under stockholders’ equity at such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 4.06(a) and the environmental matters disclosed in Schedule 4.06(b).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding the sale by the Company of its own Capital Stock).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company organized or incorporated under the laws of any jurisdiction within the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees or injunctions issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the management, release or threatened release of any Hazardous Material or to health and safety matters related to exposure to any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class or type of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of

Amended and Restated Credit Agreement

ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed on any Lender by the United States of America and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Company under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(e), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Credit Agreement” has the meaning assigned to such term in the second paragraph of this Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by

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it.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C executed and delivered by a Domestic Subsidiary that, pursuant to Section 6.11, is required to become a “Subsidiary Guarantor” hereunder.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Guarantors” means (a) each Domestic Subsidiary of the Company that is listed under the caption “Subsidiary Guarantors” on the signature pages hereof and (b) each other Domestic Subsidiary of the Company that shall become a Subsidiary Guarantor pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Immaterial Subsidiary” means (a) as of the Original Effective Date, any Subsidiary disclosed in Schedule 1.02 and (b) at any time thereafter, any Subsidiary designated as such by the Borrower in a certificate delivered by the Borrower to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Borrower delivered to the Administrative Agent), provided that (i) no Subsidiary shall be (or may be designated as) an Immaterial Subsidiary if it has aggregate assets or revenues of more than 10% of the consolidated assets or revenues of the Company and its Subsidiaries, (ii) neither the assets of, nor the aggregate revenues of, all Immaterial Subsidiaries may exceed 25% of the consolidated assets or revenues of the Company and its Subsidiaries, in each case determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available and (iii) Management Recruiters International Inc. may not be designated as an Immaterial Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person; provided that the term “Indebtedness” shall not include accounts payable of less than one year arising in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of any Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three-months’ duration after the first day of such Interest Period.

Amended and Restated Credit Agreement

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, by any Person, (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person and (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person; provided that the term “Investment” shall not include (i) extensions of credit in the nature of accounts receivable or note receivables arising from the sale of goods and services in the ordinary course of business and (ii) the endorsement, in the ordinary course of collection, of instruments payable to a Person or its order.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Issuing Lender” means JPMCB.

“Lender” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. As of the Restatement Effective Date, JPMCB is the only Lender hereunder.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other

Amended and Restated Credit Agreement

documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, providing rate quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the promissory notes (if any) executed and delivered pursuant to Section 2.07(e), each Guarantee Assumption Agreement and the Letter of Credit Documents.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to Section 2.01.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

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“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Administrative Agent or the Lenders arising under the Loan Documents, in each case whether fixed, contingent (including, in the case of any Guarantor, the Obligations of such Guarantor under Article III), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VIII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under any treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which any Loan Party maintains with any Lender or any Affiliate of any Lender and (c) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Original Effective Date” means February 28, 2007.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 10.04(c).

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“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means Walter Garrison and his descendants and/or trusts for their benefit and any other Person Controlled by any of the foregoing.

“Permitted Investments means (a) all items which qualify as a “Cash Equivalent” hereunder; (b) short-term tax exempt debt obligations of Governmental Authorities consisting of municipal notes, commercial paper, auction rate notes and floating rate notes rated A1/P1 by S&P or Moody’s, municipal notes rated SP1/MIG-1 or better and bonds rated AA or better; (c) corporate debt instruments (including Rule 144A debt securities) which are denominated and payable in Dollars and are rated by S&P or Moody’s A3/A- or better or, in the case of commercial paper, A2/P2 or better; and (d) auction preferred stock and auction rate certificates rated at least AA/Aa by S&P or Moody’s that have not more than 180 days until the next auction at date of purchase.

“Permitted Liens” means (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04; (b) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and (g) leases (including subleases) entered into in the ordinary course of business by the Company or any Subsidiary as lessor that does not interfere with the ordinary conduct of business of the Company or any Subsidiary; provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

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“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Dates” means the last Business Day of March, June, September and December, in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, if at any time there shall be only one Lender hereunder, “Required Lenders” shall mean such Lender.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller or general counsel of the Company, but in any event, with respect to financial matters, the chief financial officer of the Company.

“Restatement Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of the Company or any option, warrant or other right to acquire any such Capital Stock of the Company.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the Securities and Exchange Commission, or any regulatory body that succeeds to the functions thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency

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or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrower” means CDI Corporation, a Pennsylvania corporation.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

Amended and Restated Credit Agreement

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VII, the Company will not permit the fiscal year of the Company to end on a day other than December 31.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to any of the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding

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such Lender’s Commitment or (ii) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

(b) Joint and Several Obligations of Borrowers. The Borrowers are interdependent for their operational and financial needs. Each Borrower (the “Joint and Several Borrowers”) jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Joint and Several Borrower with respect to the payment and performance of all of the Obligations under the Loan Documents, it being the intention of the parties hereto that all the obligations of the Joint and Several Borrowers under the Loan Documents shall be the joint and several obligations of each Joint and Several Borrower without preferences or distinction among them, and each Joint and Several Borrower further agrees that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Joint and Several Borrowers will, jointly and severally, promptly pay the same. All the Joint and Several Borrowers acknowledge and agree that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all the Joint and Several Borrowers for the purpose of binding them and their assets on a joint and several basis for the obligations hereunder. The joint and several obligations of each Joint and Several Borrower hereunder are of payment and not of collection and are independent of the obligations of any other Borrower and a separate action or actions may be brought against a Borrower whether or not action is brought against any other Borrower. The Administrative Agent may enforce this Agreement and the other Loan Documents against any Borrower without first making demand upon or instituting collection proceedings against any other Borrower. Each Joint and Several Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to the obligations of any other Borrower and any requirement that any Lender or the Administrative Agent protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any other Borrower or entity.

The unconditional liability of each Joint and Several Borrower for the Obligations of the other Borrower shall not be impaired by any event whatsoever, including, but not limited to, the merger, consolidation, dissolution, cessation of business or liquidation of any other Borrower; the financial decline or bankruptcy of any other Borrower; the failure of any other party to guarantee the Obligations or to provide collateral therefor; the Lenders’ compromise or settlement with or without release of any other Borrower; the Administrative Agent’s release of any collateral for the Obligations, with or without notice to any Borrower; the Administrative Agent’s or the Lenders’ failure to file suit against any Borrower (regardless of whether such Borrower is becoming insolvent, is believed to be about to leave the state or jurisdiction or any other circumstance); the Administrative Agent’s or the Lenders’ failure to give any Borrower notice of default; the unenforceability of the obligations against any other Borrower or any other Loan Party due to bankruptcy discharge, counterclaim, or for any other reason; the Administrative Agent’s or the Lenders’ failure to undertake or exercise diligence in collection efforts against any party or property; the termination of any relationship of any Borrower with any other Borrower, including, but not limited to, any relationship of commerce or ownership; any Borrower’s use of the credit extended for any purpose whatsoever. Each Joint and Several

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Borrower agrees not to seek payment directly or indirectly from any other Borrower or any other Loan Party through a claim of indemnity, contribution, or otherwise with respect to the Obligations, until all of the Obligations has been repaid in full and the Commitments have terminated. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Joint and Several Borrower would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Joint and Several Borrower, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of the Lenders. Each Loan shall be made as part of a Borrowing by any Borrower consisting of Loans of the same Type made to such Borrower by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.11, each Borrowing by any Borrower shall be comprised entirely of ABR Loans or of Eurodollar Loans as such Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $2,000,000 or a larger multiple of $100,000. Each ABR Borrowing shall be in an aggregate amount equal to $100,000 or a larger multiple of $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused amount of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing) any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

SECTION 2.03. Requests for Borrowings.

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(a) Notice by the Borrowers. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the requested Borrowing shall be made instead as an ABR Borrowing.

SECTION 2.04. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received,

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in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(f) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections.

(a) Elections by the Borrowers. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

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(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of the Commitments.

(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitment pursuant to this Section shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Credit Exposures would exceed the total Commitments. The Company shall notify the

Amended and Restated Credit Agreement

Administrative Agent of any election to terminate or reduce the Commitments under this paragraph (b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of such termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the full outstanding principal amount of such Lender’s Loans, and each such Loan shall mature, on the Commitment Termination Date.

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it to the Borrowers be evidenced by a promissory note of the Borrowers. In such event, the Borrowers, at their own expense, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit B, and such note shall be evidence of such Loans (and all amounts payable in respect thereof). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Amended and Restated Credit Agreement

SECTION 2.08. Prepayment of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (b) of this Section.

(b) Notices, Etc. The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or email) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing and (unless the applicable Borrower shall otherwise direct) shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Original Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on

Amended and Restated Credit Agreement

which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) (only if there shall be more than one Lender hereunder) to the Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees, if any, accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, fees (if any) payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees or participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments;

Amended and Restated Credit Agreement

provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender; or

Amended and Restated Credit Agreement

(ii) impose on any Lender, the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts, necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (and the determination of the amount or amounts in reasonable detail) shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

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SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.16(b), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (and the determination of the amount or amounts in reasonable detail) shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Lenders or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment

Amended and Restated Credit Agreement

by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (and the basis for such payment or liability) delivered to a Borrower by a Lender or the Issuing Lender or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Non-U.S. Lenders. Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company, any Subsidiary or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrowers. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC

Amended and Restated Credit Agreement

Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) or under any other Loan Document (except as otherwise expressly provided therein), prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at an account maintained with the Administrative Agent as notified to the Borrowers and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Lender as expressly provided herein and those payments pursuant to Sections 2.12, 2.13, 2.14 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except as otherwise expressly provided therein) and under any other Loan Document shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, pro rata according to the amounts of the respective Commitments and shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of facility fees under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06 shall be applied to the Commitments, pro rata according to the respective Commitments of the Lenders; (iii) each payment or prepayment of principal of Loans by any Borrower shall be made for account of the Lenders pro rata according to the respective unpaid principal amounts of the Loans held by such Lenders; and (iv) each payment of interest on Loans by any Borrower shall be made for account of the Lenders pro rata according to the amounts of interest on such Loans then due and payable to such Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, as applicable, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase

Amended and Restated Credit Agreement

(for cash at face value) participations in the Loans, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(e) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment

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(i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.17. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Lender to issue, at any time and from time to time during the Availability Period, Letters of Credit for its own account in such form as is acceptable to the Administrative Agent and the Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the

Amended and Restated Credit Agreement

Issuing Lender, a Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $25,000,000 and (ii) the total Credit Exposures shall not exceed the total Commitments.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Commitment Termination Date; provided that, notwithstanding the foregoing, the Borrowers may request the issuance of a Letter of Credit with an initial expiry date which complies with the foregoing requirements of this paragraph that has automatic renewal provisions (an “Auto-Renewal Letter of Credit”) (and, in the request for the issuance of a Letter of Credit, the Borrower shall specify if such Letter of Credit is an Auto-Renewal Letter of Credit and the proposed initial expiry date and renewal provisions therefor), subject to the following provisions: (w) the issuance of an Auto-Renewal Letter of Credit hereunder shall be at the sole and absolute discretion of the Issuing Lender; (x) without the consent of the Lenders, no Auto-Renewal Letter of Credit issued hereunder by the Issuing Lender shall be permitted to be renewed to a date later than the first anniversary of the Commitment Termination Date; (y) the Issuing Lender may in its sole discretion give a notice of non-renewal and thereby prevent the renewal of an Auto-Renewal Letter of Credit pursuant to the terms thereof; and (z) without limiting the foregoing, if any Auto-Renewal Letter of Credit shall be outstanding on the date that is 30 days prior to the Commitment Termination Date (or, in the case of any Auto-Renewal Letter of Credit issued hereunder after such date, on the Commitment Termination Date), the Borrower shall provide cash collateral in an amount equal to the undrawn amount of the Letter(s) of Credit on such date in accordance with Section 2.17(k) (and the failure to provide such cash collateral on or prior to such date shall constitute an Event of Default hereunder).

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

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In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $100,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.

(g) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.

Amended and Restated Credit Agreement

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as determined by a court of competent jurisdiction by a final and nonappealable judgment), the Issuing Lender shall be deemed to have exercised care in each such determination, and that:

(i) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under the Letter of Credit. The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers

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reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.10(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement between the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower shall be required to provide cash collateral in respect of any Letter of Credit pursuant to Section 2.17(d), the Borrowers shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for

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the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing 100% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.17(d), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after the expiration of the relevant Letter of Credit and the payment of all outstanding amount with respect thereto.

ARTICLE III

GUARANTEE

SECTION 3.01. Guarantee. Each Guarantor hereby jointly and severally guarantees to the Lenders and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of each Borrower, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02. Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are absolute and unconditional and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

Amended and Restated Credit Agreement

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Company under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03. Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04. Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 3.01, whether by subrogation or otherwise, against the Company or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05. Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrowers under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.01.

Amended and Restated Credit Agreement

SECTION 3.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that each Lender and the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article III and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Company and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Original Effective Date, as of the Original Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 3.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any

Amended and Restated Credit Agreement

Guarantor under Section 3.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants (as to itself and, to the extent provided in this Article, each of its Subsidiaries) to the Lenders that:

SECTION 4.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02. Authorization; Enforceability. The Transactions are within each Borrower’s and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law, (c) will not violate or result in a default under any Contractual Obligation upon the Company and its Material Subsidiaries or its or their respective assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

SECTION 4.04. Financial Condition; No Material Adverse Change.

Amended and Restated Credit Agreement

(a) Financial Condition. The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2007 audited by KPMG LLP and (ii) its consolidated balance sheets and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2008 and June 30, 2008, in each case, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of full footnote disclosure in the case of the statements referred to in clause (ii) above. There are no liabilities of the Company or any of its Subsidiaries, fixed or contingent, which are material in relation to the consolidated financial condition of the Borrower that are not reflected in such financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the respective dates of such financial statements.

(b) No Material Adverse Change. Since December 31, 2007, except for the matters disclosed in the Company’s Form 10-Q filings for the first two quarters of 2008, the matters disclosed in the Company’s news release issued on October 30, 2008 and the Disclosed Matters, there has not occurred any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05. Properties.

(a) Property Generally. Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or that involve this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be

Amended and Restated Credit Agreement

expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

(c) Disclosed Matters. Since the Restatement Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07. Compliance with Laws and Contractual Obligations. Each of the Company and its Subsidiaries is in compliance with all Requirements of Law (including Environmental Laws) applicable to it or its property or all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08. Investment Company Act Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than an amount which, if incurred immediately, could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than an amount which, if incurred immediately, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11. Disclosure. None of the written reports, financial statements, certificates or other written information (other than projections and other forward looking information) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan

Amended and Restated Credit Agreement

Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when provided, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

SECTION 4.12. Use of Credit. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.13. Liens. Schedule 7.02 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding as of the Original Effective Date and covering any property of the Company or any of its Material Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 7.02.

ARTICLE V

CONDITIONS

SECTION 5.01. Amendment and Restatement Effective Date. The amendment and restatement of the Existing Credit Agreement provided for hereby and the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Loan Parties. A written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of one or more counsel for the Loan Parties each in form and substance reasonably acceptable to the Administrative Agent (and the Borrowers hereby instruct each such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Opinion of Special New York Counsel to JPMCB. A written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel

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to JPMCB, substantially in the form of Exhibit D (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. A certificate, dated the Restatement Effective Date and signed by a senior executive officer of the Company, as to the matters specified in clauses (a) and (b) of Section 5.02.

(f) Fees and Expenses. All fees and expenses required to be paid hereunder and invoiced on or before the Restatement Effective Date shall have been paid in full in cash to the Lenders and the Administrative Agent.

(g) Other Documents. Such other documents as the Administrative Agent or special New York counsel to JPMCB may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrowers set forth in Article IV, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (provided that any such representation and warranty that is qualified by “materiality” or similar language shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

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ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursement shall have been reimbursed, each Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 6.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and the Lenders:

(a) as soon as available but in any event within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available but in any event within 45 days after the end of the first three fiscal quarters of the Company, the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of full footnote disclosure;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11 and (iii) stating whether any change in GAAP or in the application thereof affecting the financial statements accompanying such certificate has occurred since the date of the most recent audited financial statements of the Company referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

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(d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 7.11 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly upon receipt thereof, copies of all material reports submitted to the Company by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Company made by such accountants;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the Company’s obligations to furnish the documents or information required under any of clauses (a), (b) and (f) above shall be deemed to be satisfied upon the relevant documents or information being publicly available on the Company’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause and thereafter being continuously so available.

SECTION 6.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any of its Subsidiaries involving amounts exceeding $5,000,000;

(c) the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

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Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary for conduct of its business except where failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04. Payment of Taxes and Other Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 6.06. Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.07. Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

SECTION 6.08. Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that (a) the Company shall pay or reimburse all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection therewith and (b) the Company shall be permitted to have its representatives present at any such discussion.

SECTION 6.09. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including any Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 6.10. Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes of the Company and its Subsidiaries, including the financing of acquisitions permitted hereunder. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 6.11. Additional Subsidiary Guarantors. The Company will take such action, and will cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) to take such action, from time to time as shall be necessary to ensure that such Domestic Subsidiaries of the Company are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that (a) the Company or any of its Subsidiaries shall form or acquire any new Domestic Subsidiary that shall constitute a Subsidiary hereunder (other than an Immaterial Subsidiary) or (b) any Domestic Subsidiary that is not a Guarantor hereunder shall cease to be an Immaterial Subsidiary, the Company and its Subsidiaries will cause such Subsidiary to (i) become a “Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and (ii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Original Effective Date or the Restatement Effective Date, as applicable, as the Administrative Agent shall reasonably request. The Company will, and will cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Section.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower (on behalf of itself and each of its Subsidiaries) covenants and agrees with the Lenders that:

SECTION 7.01. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the Original Effective Date and set forth on Schedule 7.01;

(c) Indebtedness of any Person that becomes a Subsidiary or is merged into a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary or is merged into a Subsidiary and is not created in contemplation of or in connection with such Person becoming or merging into a

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Subsidiary;

(d) intercompany Indebtedness permitted under Section 7.06(c);

(e) Guarantees of the obligations of any other Subsidiary made in the ordinary course of business;

(f) obligations in respect of Swap Agreements permitted by Section 7.10; and

(g) other Indebtedness in an aggregate principal amount not exceeding 10% of Consolidated Net Worth at any time outstanding.

SECTION 7.02. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Liens;

(b) any Lien on any property or asset of the Company or any of its Subsidiaries existing on the Original Effective Date and set forth on Schedule 7.02 (excluding, however, following the making of the initial Loans hereunder as of the Original Effective Date, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on Schedule 7.02); provided that (i) no such Lien shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Original Effective Date and extensions, renewals, replacements and combinations thereof that do not increase the outstanding principal amount thereof or commitment therefor, in each case, as in effect on the date hereof;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by this Agreement, (ii) such security interests and the Indebtedness secured thereby are incurred prior to, at the time of or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Original Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such security interests secure Indebtedness permitted by this Agreement, (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (iii) such Lien shall not apply to any other property or assets of the Company or any

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Subsidiary and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof;

(e) Liens on property of any Foreign Subsidiary securing its Indebtedness and other obligations in an aggregate principal amount not exceeding (for all Foreign Subsidiaries) $2,000,000 at any time outstanding; and

(f) Liens on property securing Indebtedness and other obligations in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

SECTION 7.03. Mergers, Consolidations, Etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) (except as permitted under clause (b) of this Section) the Company may be merged or consolidated with or into any Person, so long as (i) the Company is the surviving entity and (ii) at the time of and immediately after giving effect thereto, no Default shall have occurred and be continuing;

(b) any Subsidiary may be merged or consolidated with or into the Company or any other Subsidiary, so long as (i) if the Company is party to such transaction, the Company is the surviving entity or (ii) if a Loan Party (other than the Company) is party to such transaction, a Loan Party is the surviving entity; and

(c) any Immaterial Subsidiary may be dissolved or liquidated if the Company determines in good faith such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Lenders; and

(d) any merger, consolidated or amalgamation consummated to effect an Acquisition permitted under Section 7.06(f).

SECTION 7.04. Dispositions. The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests), except:

(a) obsolete or worn-out property, tools or equipment no longer used or useful in its business;

(b) any inventory or other property sold or disposed of in the ordinary course of business and for fair consideration;

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(c) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its property to the Company or any wholly owned Subsidiary of the Company;

(d) the Capital Stock of any Subsidiary may be sold, transferred or otherwise disposed of to the Company or any wholly owned Subsidiary of the Company; and

(e) Dispositions of property by the Company or any Subsidiary for fair consideration, the fair market value of which, taken together with the aggregate fair market value of all such dispositions under this clause (e) after the Original Effective Date, does not exceed 20% of the consolidated assets of the Company and its Subsidiaries as of the end of the immediately preceding fiscal year of the Company.

SECTION 7.05. Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Original Effective Date and businesses reasonably related or incidental or ancillary thereto.

SECTION 7.06. Investments and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Investments (other than Investments permitted under clauses (a) and (c) of this Section) existing on the Original Effective Date and set forth on Schedule 7.06;

(c) Investments by (i) the Company in any Subsidiary or (ii) any Subsidiary in the Company or any other Subsidiary (including any Guarantee of Indebtedness of the Company or any Subsidiary, as applicable); provided that the aggregate amount of such Investments by the Loan Parties in Subsidiaries that are not consolidated under GAAP on the Company’s consolidated balance sheet, shall not exceed $10,000,000;

(d) Indebtedness permitted by Section 7.01;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) Acquisitions after the Original Effective Date by the Company or any Subsidiary; provided that (i) if any such Acquisition is an acquisition of Capital Stock of a Person, such Acquisition shall not be opposed by the board of directors (or similar governing body) of such Person, (ii) no Default shall have then occurred and be continuing or would result therefrom, (iii) with respect to any Acquisition the aggregate consideration of which shall exceed $50,000,000, the Consolidated Leverage Ratio on the last day of such period would not have been greater than 2.00 to 1.0 (determined on a pro

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forma basis after giving effect to such Acquisition as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters), (iv) the requirements of Section 6.11 applicable to such Person (if any) shall be satisfied and (v) at least ten days prior to the consummation of any such Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer setting forth the calculations required to determine compliance with clause (iii) above, if applicable, and certifying that the conditions set forth in this clause (f) with respect to such Acquisition have been satisfied.

(g) Investments under Swap Agreements permitted by Section 7.10;

(h) bona fide advances to employees and officers of the Company and its Subsidiaries for the purpose of paying payroll, travel, relocation and related expenses incurred for proper business purposes of the Company or such Subsidiary;

(i) Investments received by the Company and its Subsidiaries in connection with any Disposition permitted by Section 7.04;

(j) Investments held by any Person that becomes a Subsidiary after the date hereof; provided that (i) such Investments exist at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) such Investments shall not be increased after such time unless such increase is permitted by another clause of this Section;

(k) Investments (including debt obligations) received by the Borrower and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or suppliers arising in the ordinary course of business;

(l) Investments in any joint venture that is not a Subsidiary; provided that (i) the aggregate amount (valued at cost) of all such Investments shall not exceed $15,000,000 and (ii) no Default shall have then occurred and be continuing or would result therefrom; and

(m) other Investments (other than Investments of a type referred to in Section 7.06(l)) in an aggregate amount (valued at cost) not exceeding $5,000,000.

SECTION 7.07. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock; and

(b) the Company may make Restricted Payments after the date hereof; provided that, at the time of such Restricted Payment and immediately after giving effect thereto,

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(i) no Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio for the most recent period of four consecutive fiscal quarters shall not be greater than 2.25 to 1.0;

provided that nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of the Company to the Company or any other Subsidiary of the Company or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Capital Stock of such Subsidiary owned by such minority shareholder).

SECTION 7.08. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b) transactions between or among the Company and its wholly-owned Subsidiaries not involving any other Affiliate;

(c) any Investment permitted by Section 7.06;

(d) any Restricted Payment permitted by Section 7.07; and

(e) any Affiliate who is a natural person may serve as an employee or director of any Borrower and receive reasonable compensation for his services in such capacity.

SECTION 7.09. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; except:

(i) restrictions and conditions imposed by law or by this Agreement;

(ii) restrictions and conditions existing on the Original Effective Date set forth on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder;

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(iv) (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof; and

(v) (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Company or any of its Subsidiaries.

SECTION 7.10. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 7.11. Financial Covenants.

(a) Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio to exceed 2.50 to 1.00 as at the end of any fiscal quarter of the Company.

(b) Consolidated Fixed Charges Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as at the end of any fiscal quarter of the Company.

(c) Consolidated Net Worth. The Company will not at any time permit the Consolidated Net Worth to be less than the sum of (i) $228,000,000 plus, for each fiscal quarter ending after the Original Effective Date, an amount equal to 35% of the Consolidated Net Income (if positive) for such quarter.

SECTION 7.12. Modifications of Organizational Documents. The Company will not, and will not permit any of the other Loan Parties to, consent to any modification, supplement or waiver of any of the provisions of the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries that could reasonably be expected to be materially adverse to the interests of the Lenders, in each case, without the prior consent of the Required Lenders (or the Administrative Agent, with the approval of the Required Lenders); provided that the foregoing shall not apply to any modification of the charter, by-laws or other organizational documents of any Subsidiary effected solely in connection with the liquidation or dissolution thereof permitted by Section 7.03.

ARTICLE VIII

EVENTS OF DEFAULT

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If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when such amount shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any such amendment, modification or waiver, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of any Borrower) or 6.10 or in Article VII;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (given at the request of any Lender);

(f) the Company or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (but taking in account any applicable grace period provided in the agreement or instrument governing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (but taking in account any applicable grace period provided in the agreement or instrument governing such Material Indebtedness); provided that this clause (g) shall not apply to secured Indebtedness that

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becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (excluding amounts covered by insurance where the insurer has accepted responsibility) shall be rendered against the Company or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable judgment of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the guarantee of any Subsidiary Guarantor shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan

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Party, or any Subsidiary Guarantor shall deny that it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder;

then, and in every such event (other than any event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02 or in any other Loan Document), and

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(c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02 or in any other Loan Document) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company, a Lender or the Issuing Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing

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Lender, appoint a successor Administrative Agent which shall be a Lender with an office in New York, New York or an Affiliate of a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under of the Loan Documents.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing (including by electronic means (such as e-mail)) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic means, (i) if to the Company, the Subsidiary Borrower, the Administrative Agent or JPMCB as a Lender or Issuing Lender, as set forth in Schedule 10.01; and (ii) if to any other Lender or Issuing Lender, to it at its address (or telecopy number or (subject to the immediately succeeding sentence) electronic mail address (if any)) set forth in its Administrative Questionnaire. Notwithstanding the foregoing, at any time that JPMCB shall not be the only Lender or Issuing Lender hereunder, notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communications only pursuant to procedures approved by the Administrative Agent and (in the case of notices pursuant to Article II) and the applicable Lender or Issuing Lender.

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(b) Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications (including by electronic means) given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt or (if delivered by e-mail) when delivered.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby;

(iv) change Section 2.15(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

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(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(vi) release all or substantially all of the Guarantors from their guarantee obligations under Article III, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be,

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letter of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Borrowers shall indemnify the Administrative Agent and each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding

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relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent or the Issuing Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Issuing Lender, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at

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the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the consent of the Issuing Lender shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

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Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document;

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provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(d) as though it were a Lender.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements

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with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, the Issuing Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that such Lender shall give notice to the Company of such set-off promptly after effecting such set-off (it being understood, however, that failure to give such notice shall not affect the validity of such set-off). The rights of each Lender and the Issuing Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such

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action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this

Amended and Restated Credit Agreement

Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its Subsidiaries and their respective obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Company and its Subsidiaries and their business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by a Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER AND THE ISSUING LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER AND THE ISSUING LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 10.13. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and

Amended and Restated Credit Agreement

address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

SECTION 10.14. Authorization of Company. The Subsidiary Borrower hereby authorizes the Company to give on behalf of the Subsidiary Borrower all notices, consents and other communications that may be given by the Subsidiary Borrower under or in connection with this Agreement or any other Loan Document, and to receive on behalf of the Subsidiary Borrower all notices, consents and other communications that may be given to the Subsidiary Borrower under or in connection with this Agreement or any other Loan Document (in each case, irrespective of whether or not such notice, consent or other communication is expressly provided elsewhere in this Agreement to be given or received by the Company on behalf of the Subsidiary Borrower). Such notices, consents and other communications may include Borrowing Requests, notices as to continuations, conversions and prepayments of Loans, issuances, extensions and renewals of Letters of Credit, notices and demands in connection with Defaults, and notices and demands in connection with the exercise by the Administrative Agent or any Lender of remedies. Such notices, consents and other communications may be given by or to the Company in its own name or in the name of the applicable Subsidiary Borrower. The authority given by each Subsidiary Borrower in this Section is coupled with an interest and is irrevocable until all the Commitments have expired or been terminated and all the obligations of the Subsidiary Borrower under this Agreement and the other Loan Documents have been paid in full.

[Signature pages follow]

Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDI CORP.

By	/s/ Mark A. Kerschner
Name:	Mark A. Kerschner
Title:	Executive Vice President & CFO

U.S. Federal Tax Identification No.: 23-2394430

CDI CORPORATION

By	/s/ Mark A. Kerschner
Name:	Mark A. Kerschner
Title:	Executive Vice President & CFO

U.S. Federal Tax Identification No.: 23-1341909

Amended and Restated Credit Agreement

SUBSIDIARY GUARANTORS

MANAGEMENT RECRUITERS INTERNATIONAL, INC.

By	/s/ Mark A. Kerschner
Name:	Mark A. Kerschner
Title:	Treasurer

MRI CONTRACT STAFFING, INC.

By	/s/ Joseph R. Seiders
Name:	Joseph R. Seiders
Title:	Vice President

Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By	/s/ Devin Roccisano
Name:	Devin Roccisano
Title:	Associate

Amended and Restated Credit Agreement

SCHEDULE 1.01

Commitments

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$45,000,000
TOTAL	$45,000,000

SCHEDULE 10.01

Addresses for Notices

(1) Company and each Subsidiary Borrower:

CDI Corp.

Ten Penn Center, 14th Floor

Philadelphia, PA 19103

Attention: Scott J. Salantrie, Controller

Tel: 215-282-8424

Fax: 215-282-7529

Email Address: Scott.Salantrie@cdicorp.com

CDI Corporation

Ten Penn Center, 14th Floor

Philadelphia, PA 19103

Attention: Scott J. Salantrie, Senior Vice President

Tel: 215-282-8424

Fax: 215-282-7529

Email Address: Scott. Salantrie@cdicorp.com

with a copy (in each case) to:

Legal Department

CDI Corporation

1717 Arch Street, 35th Floor

Philadelphia, PA 19103

Attention: Craig H. Lewis, Vice President & Associate General Counsel

Tel: 215-636-1115

Fax: 215-636-1233

Email Address: Craig.Lewis@cdicorp.com

Schedule 10.1 to Amended and Restated Credit Agreement

(2) Administrative Agent:

JPMorgan Chase Bank, N.A.

Mid Corporate Banking

Credit Administration

277 Park Avenue, 14th Floor

New York, NY 10017

Attention: Marisol Rosado

Fax No. (646) 534-3081

Telephone No. (212) 622-5097

Email Address: marisol.rosado@jpmorgan.com

with a copy (in each case) to:

JPMorgan Chase Bank, N.A.

277 Park Avenue

New York, New York 10017

Attention: Lee Brennan

Fax No.: 646-534-3081

Telephone No.: 212-622-3623

Email Address: lee.brennan@jpmorgan.com

(3) JPMCB as Lender:

JPMorgan Chase Bank, N.A.

Mid Corporate Banking

Credit Administration

277 Park Avenue, 14th Floor

New York, NY 10017

Attention: Marisol Rosado

Fax No. (646) 534-3081

Telephone No. (212) 622-5097

Email Address: marisol.rosado@jpmorgan.com

with a copy (in each case) to:

JPMorgan Chase Bank, N.A.

277 Park Avenue

New York, New York 10017

Attention: Lee Brennan

Fax No.: 646-534-3081

Telephone No.: 212-622-3623

Email Address: lee.brennan@jpmorgan.com

Schedule 10.1 to Amended and Restated Credit Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	CDI Corp. and CDI Corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

[1]	Select as applicable.

Assignment and Assumption

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of November 10, 2008 among the Borrowers specified above, the subsidiary guarantors party thereto, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                  , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Assignment and Assumption

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[[Consented to:][5]

CDI CORP.

By
Title:]

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and the other Loan Documents, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

Annex 1 to Assignment and Assumption

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1 to Assignment and Assumption

EXHIBIT B

[Form of Note]

PROMISSORY NOTE

[Date of Note]

FOR VALUE RECEIVED, CDI CORP. and CDI CORPORATION, each a Pennsylvania corporation (each a “Borrower” and, collectively the “Borrower”), hereby jointly and severally promise to pay to [NAME OF LENDER] (the “Lender”), at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below, at [            ], or such other office as shall be notified to the Borrowers from time to time, the amount of the Loans made by the Lender to any of the Borrowers pursuant to the Credit Agreement, in immediately available funds, on the dates, in the respective Currencies and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like currency and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to any of the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by the Lender.

This Promissory Note evidences Loans made by the Lender to the Borrowers under the Amended and Restated Credit Agreement, dated as of November 10, 2008 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), among the Borrowers, the Subsidiary Guarantors party thereto, the Lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.

Note

CDI CORP.

By
Name:
Title:

CDI CORPORATION

By
Name:
Title:

Note

SCHEDULE OF LOANS

This Promissory Note evidences Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types and Currencies, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

Note

EXHIBIT C

[Form of Guarantee Assumption Agreement]

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [            ], 20[    ] by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [            ] corporation (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

CDI Corp. and CDI Corporation, each a Pennsylvania corporation, the Subsidiary Guarantors referred to therein, the Lenders referred to therein and the Administrative Agent are parties to the Amended and Restated Credit Agreement dated as of November 10, 2008 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).

Pursuant to Section 6.11 of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement with respect to itself and its obligations under this Agreement and the Credit Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinion referred to in Section 6.11 of the Credit Agreement to the Administrative Agent to the extent such opinion is required thereby.

Guarantee Assumption Agreement

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Guarantee Assumption Agreement

EXHIBIT D

[Form of Opinion of Special New York Counsel to JPMCB]

November 10, 2008

To the Lenders and the Administrative

Agent referred to below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMCB”) in connection with the Amended and Restated Credit Agreement dated as of November 10, 2008 (the “Credit Agreement”) between CDI Corp., a Pennsylvania corporation (the “Company”), CDI Corporation, a Pennsylvania corporation (the “Subsidiary Borrower” and, together with the Company, the “Borrowers”) and certain subsidiaries of the Company as guarantors party thereto (the “Subsidiary Guarantors” and, together with the Borrowers, the “Loan Parties”), the lenders party thereto and the Administrative Agent. Terms used but not defined herein shall have the same respective defined meanings as set forth in the Credit Agreement.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below as to the Loan Parties) constitutes the legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized, that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same, and that upon the delivery of this opinion, the conditions precedent in Section 5.01 of the Credit Agreement have been satisfied.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without

Opinion of Special New York Counsel to JPMCB

limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Sections 3.03 and 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.15(d), (iii) Section 3.06 and Section 3.09 of the Credit Agreement, (iv) the first sentence of Section 10.09(b) of the Credit Agreement, insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to any of the Credit Documents or (v) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

(D) Section 3.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations are materially modified.

(E) We express no opinion as to the applicability to the obligations of the Subsidiary Borrower (in respect of its obligations under Section 2.01(b) of the Credit Agreement) or any Subsidiary Guarantor of, or the enforceability of such obligations under, Section 548 of the United States Bankruptcy Code, Article 10 of the New York Debtor Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the law of the jurisdiction of incorporation of the Subsidiary Borrower or such Subsidiary Guarantor, as the case may be, restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.

The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

Opinion of Special New York Counsel to JPMCB

At the request of our client, this opinion letter is, pursuant to Section 5.01(c) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to JPMCB and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.

Very truly yours,

WJM/MJB

Opinion of Special New York Counsel to JPMCB